Exhibit 99.1

Exactech Announces Preliminary 2011 Sales of $205.4 Million and 4th Quarter 2011 Sales of $53.1 Million

GAINESVILLE, Fla. – January 31, 2012 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it expects to report revenue for the fourth quarter of 2011 of $53.1 million, an increase of 2.5% compared to $51.8 million for the fourth quarter of 2010 which will result in full year unaudited revenues of $205.4 million, compared to $190.5 million for 2010, an 8% increase. For the full year 2011, U.S. sales increased 1% to $133.0 million and international sales increased 24% to $72.4 million. During the fourth quarter, U.S. sales decreased 2% to $34.0 million and international sales increased 11% during the quarter to $19.1 million.

Full year sales by product segment were as follows:

2011 Full Year

•	Knee implant revenue increased 5% to $80.1 million

•	Extremities implant revenue increased 33% to $39.9 million

•	Hip implant revenues increased 17% to $33.7 million

•	Biologic & spine segment revenues dropped 13% to $24.3 million

•	Other revenue increased to $27.4 million from $27.2 million in 2010

Fourth quarter sales by product segment were as follows:

4th Quarter 2011

•	Knee implant revenue decreased 2% to $20.1 million

•	Extremities implant revenue increased 29% to $11.0 million

•	Hip implant revenues increased 13% to $9.3 million

•	Biologic & spine segment revenues decreased 21% to $5.9 million

•	Other revenue of $6.7 million were down 4% compared to the 4th quarter of 2010

Exactech will announce full results for the fourth quarter and year-end 2011 on Tuesday, February 28, 2012.

Looking forward, Exactech issued its full year 2012 revenue guidance targeting the range of $215 - $223 million and GAAP diluted EPS of $0.88 - $0.96. For the first quarter 2012, the company targets revenue in the range of $54-$57 million and diluted GAAP EPS of $0.22 - $0.24. The foregoing statements regarding targets for 2012 are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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EXACTECH INC.

The company will hold a conference call with CEO Dr. William Petty and key members of the management team on Wednesday, February 29 at 10:00 a.m. Eastern. The call will cover fourth quarter and 2011 full year results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial (877) 941-2068 any time after 9:50 a.m. Eastern on February 29. International and local callers should dial (480) 629-9712. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://viavid.net/dce.aspx?sid=0000933C. This call will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH INC.